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[Logo] Bally
EMPLOYEE        Bally Manufacturing Corporation
PROGRAMS        Health & Tennis Corporation of America




                         Bally's Executive Medical Plan

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                         BALLY'S EXECUTIVE MEDICAL PLAN

          Underwritten by Connecticut General Life Insurance Company.

This booklet describes your Executive Medical Plan benefits and it is your certificate while you are insured. The Group Policy determines all rights and benefits which are outlined.

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                                  INTRODUCTION

Your Bally's Executive Medical Plan is provided by the Company as protection for you and your eligible dependents over and above that provided by the medical and dental benefits of the Bally's Employee Group Benefits Plan.

The Company reserves the right to amend, change or terminate any of the benefits or provisions described herein at any time.

                               ELIGIBLE EMPLOYEES

Officers and other designated executives of Bally Manufacturing Corporation and its designated subsidiaries are eligible for coverage under the Executive Medical Plan. Coverage begins on the first day of your employment.

                              ELIGIBLE DEPENDENTS

         *   Your spouse, as long as you are not divorced or legally separated;

         * Your unmarried children, who are residents of the same country in which you reside, who are under the age of 19, who are not employed on a regular, full-time basis and, who are dependent on you for support;

         * Your unmarried children, who are residents of the same country in which you reside, who are age 19 or over, but under the age of 23, who are full-time students at an accredited institution and, who are dependent on you for support.

Children shall include any natural born child, any legally adopted child, any child who has been placed under you legal guardianship, or any stepchild of yours, provided such stepchild is dependent upon you for support and maintenance.

If a child is incapable of self-sustaining employment due to mental retardation or physical handicap after his 19th or 23rd birthday, (whichever is applicable), for the purposes of Medical Care Benefits, the child will still be considered a dependent if required medical evidence is submitted and accepted.

Coverage for your eligible dependents begins when your coverage begins, or when the person becomes your dependent, if later.

                                    BENEFITS

Any medical or dental charge that is covered under the medical or dental provisions of the Bally's Employee Group Benefits Plan is covered by this Executive Medical Plan. Total payment for such covered charges is 100%. Any charge not covered under the medical or dental benefits provisions of the Group Benefits Plan is not covered under the Executive Medical Plan.

Benefits under the Executive Medical Plan are not subject to a deductible.

Pre-existing conditions will be covered by the Executive Medical Plan and will be paid in accordance with the plan provisions.

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                                 BENEFIT CLAIMS

When you or a covered dependent incur a covered medical or dental expense you should file a claim under the Bally's Employee Group Benefits Plan. (See claim instructions in that Plan booklet).

CIGNA will pay applicable benefits under that Plan. Then they will automatically re-evaluate the claim under the Executive Medical Plan and will pay the difference between the full amount of the charge and the benefit paid under the Bally's Employee Group Benefits Plan. You will receive two separate benefit payments in full settlement of the claim submitted.